Exhibit 99.1

FOR IMMEDIATE RELEASE

First Midwest Bancorp Completes Acquisition of Bridgeview Bank

CHICAGO, IL – May 13, 2019  – First Midwest Bancorp, Inc. (“First Midwest”), the holding company of First Midwest Bank, today announced it has completed its acquisition of Bridgeview Bank. First Midwest announced this transaction on December 6, 2018.

“We are very excited to welcome Bridgeview Bank clients and colleagues to First Midwest,” said Michael L. Scudder, Chairman and Chief Executive Officer of First Midwest. “We look forward to building upon the legacy of exceptional client service and community engagement that Bridgeview Bank has personified over these many years. We are equally excited to bring to our newest clients a broader array of products and online capabilities, as well as access to one of Chicagoland’s largest branch networks.”

At the closing of the transaction, Bridgeview Bank had approximately $1.1 billion in total assets, $755 million in loans and $1 billion in deposits, of which 71% are core deposits. All Bridgeview Bank branches have been converted to First Midwest branches.

About First Midwest

First Midwest (NASDAQ: FMBI) is a relationship-focused financial institution and one of the largest independent publicly traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $17 billion of assets and $12 billion of assets under management. First Midwest’s principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust and private banking products and services through locations in metropolitan Chicago, northwest Indiana, southeast Wisconsin, central and western Illinois, and eastern Iowa. Visit First Midwest at www.firstmidwest.com.

Contacts

Investors:		Media:
	Patrick S. Barrett		Maurissa Kanter
	EVP, Chief Financial Officer		SVP, Director of Corporate Communications
	(708) 831-7231		(708) 831-7345
	pat.barrett@firstmidwest.com		maurissa.kanter@firstmidwest.com

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631